Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement on Amendment No.4 to Form S-4 of our report dated March 30, 2023, which includes an explanatory paragraph regarding DHC Acquisition Corp’s ability to continue as a going concern, relating to the financial statements of DHC Acquisition Corp as of and for the years ended December 31, 2022 and 2021, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 12, 2024